Exhibit 99.1

Hecla's Net Income Doubles in the First Quarter 2011

For the Period Ended March 31, 2011

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 9, 2011--Hecla Mining Company (“Hecla”) (NYSE:HL) today announced first quarter financial and operational results. Hecla reported net income applicable to common shareholders of $43.2 million, or $0.16 per basic share. First quarter silver production was 2.5 million ounces at a total cash cost of $1.03 per ounce, net of by-products.1

FIRST QUARTER 2011 HIGHLIGHTS

  Revenues of $136.4 million, a $56.5 million increase over the same period in 2010
  Gross profit of $79.6 million, more than double the amount for the same period in 2010
  Net income applicable to shareholders of $43.2 million, or $0.16 per basic share
  EBITDA of $81.0 million in comparison to $31.7 million in the same period in 20102
  Operating cash flow of $60.9 million, a $43.1 million increase over the same period in 2010
  Silver production of 2.5 million ounces at a total cash cost of $1.03 per ounce, net of by-products
  Cash and cash equivalents of $321.7 million, a $38 million increase in the quarter

“Hecla's first quarter results were records for revenue, gross profit, and net income reflecting the strong operating performance and metals prices,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “We expect our balance sheet and growing cash flow will meet our financial obligations, fund capital projects that expand our operations, and advance organic growth projects on our large land packages in the U.S. and Mexico. Notwithstanding these results, we are deeply saddened by the loss of Larry Marek, a family member, friend and colleague. He will be greatly missed. The strength and dedication of the Lucky Friday team during the rescue and recovery efforts was unwavering. I would like to extend my gratitude to all of those who had us in their thoughts and prayers and helped us during this difficult time.”

1) Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash cost to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

2) Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for net income prepared in conformity with GAAP. A reconciliation of adjusted EBITDA to net income (GAAP) can be found at the end of the release.

FINANCIAL OVERVIEW

Hecla reported strong first quarter 2011 revenues and cash flow from operating activities as a result of Lucky Friday's and Greens Creek’s performance and higher metals prices. Net income applicable to common shareholders for the quarter increased by $24.8 million over the same period in 2010. The increase in net income and gross profits in the first quarter was due to higher metals prices.

	First Quarter Ended
HIGHLIGHTS	Mar. 31, 2011	Mar. 31, 2010
FINANCIAL DATA
Sales	$136,364	$79,875
Gross Profit	$79,573	$27,536
EBITDA	$80,997	$31,723
Income applicable to common shareholders	$43,219	$18,436
Basic income per common share	$0.16	$0.08
Diluted income per common share	$0.15	$0.07
Net income	$43,357	$21,844
Cash flow provided by operating activities	$60,910	$17,795
(dollars in thousands except per share amounts - unaudited)

Hecla’s cash position at March 31, 2011 was $321.7 million, compared to $116.3 million of cash on hand at March 31, 2010.

Capital expenditures at our operations totaled $21.8 million for the first quarter of 2011. The expenditures incurred at Lucky Friday were $14.4 million, the majority of which was on the #4 Shaft Project. The expenditures incurred at Greens Creek were $4.9 million.

Exploration expenditures during the first quarter were $3.3 million. Drill programs were under way in Mexico, the Silver Valley, Greens Creek, and Lucky Friday (underground), with preparations for drilling at the San Juan Silver JV and Greens Creek (surface) in progress. Because of weather conditions, the first quarter always has the smallest exploration expenditures.

Coeur d’Alene Basin Litigation

In May, settlement of the litigation advanced with the negotiators representing Hecla Limited and the United States, the Coeur d’Alene Indian Tribe, and the State of Idaho reaching an understanding on the proposed non-monetary terms of settlement that, together with the previously announced proposed monetary terms, would represent a comprehensive settlement of the Coeur d’Alene Basin litigation and related claims in the form of a Consent Decree. Although Hecla is optimistic the Consent Decree will be entered, there can be no assurance that the parties will successfully complete the terms of a Consent Decree or that the Consent Decree will be entered by the Court and thereby become final and binding. For more information on the proposed terms of settlement, please refer to our Form 10-Q filed with the SEC on May 9, 2011.

Metals Prices

Realized metals prices increased significantly in the first quarter of 2011 compared to the same period in 2010. In the first quarter of 2011, realized metals prices exceeded market prices primarily because of precious metals provisional price gains of $8.4 million. This compares to a price adjustment of negative $0.4 million in the first quarter 2010.

		First Quarter Ended
		Mar. 31, 2011	Mar. 31, 2010

AVERAGE METAL PRICES
Silver –	London PM Fix ($/oz.)	$31.66	$16.92
	Realized price per ounce	$36.49	$16.92
Gold –	London PM Fix ($/oz.)	$1,384	$1,109
	Realized price per ounce	$1,405	$1,107
Lead –	LME Cash ($/pound)	$1.18	$1.01
	Realized price per pound	$1.19	$0.93
Zinc –	LME Cash ($/pound)	$1.09	$1.04
	Realized price per pound	$1.09	$0.96

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at March 31, 2011:

	Metric tonnes under contract		Average price per pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2011 settlements	13,050	4,475	$1.09	$1.19

Contracts on forecasted sales
2011 settlements	14,700	9,575	$0.96	$1.00
2012 settlements	26,650	18,000	$1.11	$1.11
2013 settlements	3,900	6,775	$1.16	$1.15

OPERATIONS OVERVIEW

Silver production of 2.5 million ounces was almost identical to the first quarter 2010. The increase in cost of sales and total cash cost per ounce of silver quarter-over-quarter is attributable to increased mine license taxes, higher treatment and freight charges, incurred employee profit-sharing due to higher metals prices, and increased production costs, and for cost per ounce, lower gold, zinc and lead ore grades resulting in lower by-product credits. Depreciation, depletion and amortization have declined due to lower zinc and lead production at Greens Creek.

		First Quarter Ended
		Mar. 31, 2011	Mar. 31, 2010

PRODUCTION SUMMARY – TOTALS
Silver –	Ounces produced	2,454,408	2,483,734
	Payable ounces sold	2,363,429	2,042,240
Gold –	Ounces produced	14,430	16,862
	Payable ounces sold	11,590	12,851
Lead –	Tons produced	9,655	12,181
	Payable tons sold	8,602	9,607
Zinc –	Tons produced	17,681	22,212
	Payable tons sold	13,515	15,654
Total cash cost per ounce of silver produced (1)		$ 1.03	$ (3.03)

(1) Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

Greens Creek

First quarter silver production at Greens Creek of 1.7 million ounces was slightly higher than the same period in 2010. The increase is due to higher silver ore grades.

Total cash cost for the first quarter was negative $0.73 per ounce, net of by-products, compared to negative $6.47 per ounce, for the same period in 2010. The increase in total cash cost in the first quarter over the same period in 2010 is due to lower by-product credits, higher mine license tax and profit sharing due to higher metals prices, and increased production costs. Mining and milling costs per ton in the first quarter 2011 increased by 11% and 25%, respectively, due primarily to lower mill throughput, resulting from lower availability of higher-volume longhole stopes, and an increase in power costs, due to higher diesel prices and reduced availability of hydroelectric power.

Lucky Friday

First quarter silver production at Lucky Friday was 0.8 million ounces, which was slightly lower than the same period in 2010. The overall decrease in production quarter-over-quarter is primarily due to lower silver ore grade.

Total cash cost at Lucky Friday was $4.99 per ounce, net of by-product credits, in comparison to $3.21 per ounce, for the same period in 2010. The increase in total cash cost per ounce quarter-over-quarter is mainly due to higher treatment and freight costs, employee profit-sharing due to higher metals prices, and increased production costs. This was partially off-set by higher lead and zinc by-product credits. Mining and milling costs per ton increased in the first quarter 2011 by 10% and 6%, respectively, due to a decrease in tonnage produced, increased fuel costs, and consumable underground materials.

On April 15, 2011, a fatal accident occurred at the Lucky Friday Mine resulting in our decision to immediately halt all operations at the mine (other than rescue efforts) for a period of 10 days. The accident involved a localized fall of ground at 6150 level in the west 15 stope. The Mine Safety Health Administration (“MSHA”) had representatives on-site during the rescue and recovery effort. They will access the mine during the investigation. Stopes 15 and 12 are currently closed; however, it is not anticipated to impact guidance.

ENGINEERING ORGANIC GROWTH

Hecla is currently looking at potential projects which could generate organic growth for the Company. These projects have been separated into three categories: construction, scoping studies, and exploration.

Construction - #4 Shaft Project

Lucky Friday's #4 Shaft Project progressed well during the quarter. Completion of the hoist room at the end of 2010 allowed the associated equipment installation to continue with all major mechanical components installed and operational. Detailed engineering of the shaft and its components are expected to be completed in the second quarter. Drilling of the geotechnical hole is under way. We expect to get final approval from the Board of Directors on this project by mid-2011.

Capital expenditures were $11.6 million for a total of $60.3 million spent to date on the project. Total project capital is expected to be approximately $200 million, which includes $45 million budgeted for the full year of 2011, for an internal shaft descending from the 4900 level to the 8800 level, with expected completion in 2014.

Scoping Studies

The Company has initiated three re-opening studies of mines that operated in the last 25 years or less in price environments that were significantly lower than current prices and that have identified resources. In the Silver Valley, the Star mine operated from 1891 to 1981 and again in the early ‘90’s. This re-opening study will quantify existing resources and develop a plan for rehabilitating access for both operations and exploration. This study will include the Noonday. The second is the San Juan Silver JV in Creede, Colorado, where the study is developing plans to re-open the Bulldog portal and underground drifts to provide underground drill platforms and access resources. The company which previously operated the Bulldog mine reported approximately 37 million ounces in reserves which Hecla currently reports as a resource. The third is an update of the scoping study on the Hugh Zone at our San Sebastian property in Mexico, to look at potentially resuming production on this deeper polymetallic orebody.

In addition, Hecla has initiated work on two scoping studies at the mines. The first is a mine optimization study at Lucky Friday to establish the optimal rate of mining in order to determine a mill expansion. The second study is developing plans to rehabilitate the 29 Ramp at Greens Creek which could increase silver production from the higher grade East Ore zone and extend mine life.

EXPLORATION

At Greens Creek, results from underground drilling continue to define high-grade resources at the NWW Zone for over 400 feet strike along two limbs below the current workings. The two mineralized zones remain open along strike in both directions. Drilling from the southern-most section of Deep 200 South intersected white baritic ore with precious and base metals in both zones. This is an 800-foot continuation of a high-grade mineralized trend that does not appear to be weakening in either thickness or grade.

Past drilling at the western-most Gallagher Zone defines multiple intervals of dominantly white baritic ore containing bands of massive, fine-grained sulfides including galena and sphalerite. The upper lens varies from 15 to 32 feet in thickness, the middle lens varies from 10 to 25 feet and the lower tail varies from 12 to 20 feet. These broader zones typically vary in grades from 4.5 to 8.0 ounces per ton silver, 0.04 to 0.11 ounce per ton gold, and 4% to 16% combined lead and zinc. Within these broad zones are higher-grade cores from 4 to 8 feet in thickness that include 5.5 to 12.6 ounces per ton silver, 0.08 to 0.21 ounce per ton gold, and 6.8% to 36.3% combined lead and zinc. Recent drilling along 300 feet of strike length defined flat-lying mineralization that is continuous for over 500 feet and steepens as it is terminated to the east and west. Drilling has also defined a second discrete orebody near the Gallagher Fault.

Approval of the 2011 surface exploration work plan at Greens Creek from the U.S. Secretary of Agriculture was received and pad building for drill sites has begun. Road drilling commenced in early May and by mid-May, a second surface drill will be operational. By early June, three drills will be operating on surface at Greens Creek and a program of over 35,000 feet is anticipated for 2011.

At the Lucky Friday, drilling continues to define strong veining in the intermediate veins to the east and below the 4050 Level beyond the current resource boundaries. Drilling from the 4050 Level at the Lucky Friday is improving reserve quality and increasing resources between the 3600 and 4400 elevations. Drill intersections of the 30 Vein are narrow with variable grade; however, a number of intermediate veins have significant intersections that could represent new resources. Exploration drilling also continued from the 5900 #4 Shaft Project station to target the west side of the deposit to about the 8000 Level.

In Mexico recent high-grade, gold-silver drill intersections on the epithermal Andrea Vein have now defined a 1 to 5 meter-wide mineralized vein with a strike length of 1.0 mile that is open in a number of directions. The main Andrea Vein and mineralized splays consist of banded quartz sulfide veins with localized brecciation, with halos containing strong alterations and disseminated sulfides. The consequence of these encouraging results is an expansion of the original drill program to three drills in operation.

At the San Juan Silver JV (Creede, CO district), with partners Emerald Mining and Leasing, LLC and Golden 8 Mining LLC, a new high-grade gold/silver zone was encountered by drilling in late 2010 at the intersection of the Amethyst and Equity Vein. Drill intersections from the program in 2010 included 13.1 ounces per ton silver and 0.18 ounce per ton gold over 7.9 feet, 10.0 ounces per ton silver and 0.14 ounce per ton gold over 5.5 feet, 31.8 ounces per ton silver and 0.31 ounce per ton gold over 2.5 feet, 2.31 ounces per ton silver and 0.45 ounce per ton gold over 2.0 feet, and 0.32 ounce of silver over 2.0 feet. These intersections will be followed-up with both a surface drill program in June and a plan to re-open the Equity portal and related underground workings to drill this new target from underground later this year in an effort to define a new gold-silver resource.

2011 GUIDANCE

Hecla reiterates silver production guidance in 2011 which will range between 9 and 10 million ounces. Forecast total cash cost per ounce3 is expected to be approximately zero dollars per ounce of silver produced, net of by-product credits, based on $1,350 per ounce of gold, and $1.05 per pound of lead and zinc.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Monday, May 9, at 11:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-866-713-8395 or 1-617-597-5309 internationally. The participant passcode is HECLA.

Hecla’s live and archived webcast can be accessed at www.hecla-mining.com under Investor Relations or via Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

3) Forecast total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of forecast total cash cost to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10Q. You can review and obtain copies of these filings from the SEC’s website at www.sec.gov.

HECLA MINING COMPANY
Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	First Quarter Ended
	Mar. 31, 2011	Mar. 31, 2010

Sales of products	$136,364	$79,875
Cost of sales and other direct production costs	44,529	36,270
Depreciation, depletion and amortization	12,262	16,069
	56,791	52,339
Gross profit	79,573	27,536

Other operating expense
General and administrative	4,699	4,113
Exploration	3,301	3,429
Other operating expense	1,817	964
Provision for closed operations and environmental matters	1,021	3,376
	10,838	11,882
Income from operations	68,735	15,654

Other income (expense):
Gain on sale of investments	611	588
Loss on derivative contracts	(2,034)	- -
Interest and other income	18	51
Interest expense	(477)	(678)
	(1,882)	(39)
Income before income taxes	66,853	15,615
Income tax benefit (provision)	(23,496)	6,229

Net income	43,357	21,844
Preferred stock dividends	(138)	(3,408)

Income applicable to common shareholders	$43,219	$18,436

Basic income per common share	$0.16	$0.08

Diluted income per common share	$0.15	$0.07

Basic weighted average number of common shares outstanding	278,448	242,039

Diluted weighted average number of common shares outstanding	296,244	261,231

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	Mar. 31, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$321,662	$283,606
Short-term investments and securities held for sale	- -	1,474
Accounts receivable	50,236	36,840
Inventories	17,821	19,131
Deferred taxes	79,391	87,287
Other current assets	2,673	3,683
Total current assets	471,783	432,021
Investments	5,237	1,194
Restricted cash and investments	10,309	10,314
Properties, plants and equipment, net	840,264	833,288
Deferred taxes	84,834	100,072
Other noncurrent assets	4,662	5,604

Total assets	$1,417,089	$1,382,493

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$26,313	$31,725
Accrued payroll and related benefits	9,600	10,789
Accrued taxes	14,709	16,042
Current portion of accrued reclamation and closure costs	175,349	175,484
Current portion of capital leases	2,714	2,481
Current derivative contract liabilities (Note 10)	14,528	20,016
Total current liabilities	243,213	256,537
Long-term capital leases	4,004	3,792
Accrued reclamation and closure costs	143,728	143,313
Other noncurrent liabilities	15,218	16,598

Total liabilities	406,163	420,240

SHAREHOLDERS’ EQUITY
Preferred stock	39	543
Common stock	69,881	64,704
Capital surplus	1,180,195	1,179,751
Accumulated deficit	(222,359)	(265,577)
Accumulated other comprehensive loss	(14,761)	(15,117)
Treasury stock	(2,069)	(2,051)

Total shareholders' equity	1,010,926	962,253

Total liabilities and shareholders' equity	$1,417,089	$1,382,493

Common shares outstanding at end of year	279,190	258,486

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	First Quarter Ended
	Mar. 31, 2011	Mar. 31, 2010
OPERATING ACTIVITIES
Net income	$43,357	$21,844
Noncash elements included in net income:
Depreciation, depletion and amortization	12,327	16,107
Gain on sale of investments	(611)	(588)
Provision for reclamation and closure costs	279	2,220
Stock compensation	377	333
Deferred income taxes	23,135	(6,344)
Amortization of loan origination fees	166	172
Unrealized gain on derivative contracts	(5,186)	- -
Other non-cash charges, net	324	446
Change in assets and liabilities:
Accounts receivable	(13,395)	(12,241)
Inventories	1,310	(863)
Other current and noncurrent assets	1,683	1,268
Accounts payable and accrued expenses	1,043	1,159
Accrued payroll and related benefits	(1,188)	(6,527)
Accrued taxes	(1,333)	942
Accrued reclamation and closure costs and other non-current liabilities	(1,378)	(133)
Net cash provided by (used by) operating activities	60,910	17,795

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(21,831)	(6,732)
Proceeds from disposition of properties, plants and equipment	112	- -
Decreases in restricted cash and investment balances	5	- -
Proceeds from sale of investments	1,366	1,138
Purchases of investments	(3,200)	- -
Net cash provided by (used in) investing activities	(23,548)	(5,594)

FINANCING ACTIVITIES
Proceeds from issuance of stocks and warrants, net of related expenses	4,739	666
Dividends paid to preferred shareholders	(3,408)	(828)
Acquisition of treasury shares	(18)	- -
Repayments of debt and capital leases	(619)	(375)
Net cash provided by (used in) financing activities	694	(537)
Net increase (decrease) in cash and cash equivalents	38,056	11,664
Cash and cash equivalents at beginning of period	283,606	104,678
Cash and cash equivalents at end of period	$321,662	$116,342

HECLA MINING COMPANY
Production Data

	First Quarter Ended
	Mar. 31, 2011	Mar. 31, 2010
GREENS CREEK UNIT
Tons of ore milled	189,767	198,124
Mining cost per ton	$46.64	$42.00
Milling cost per ton	$27.64	$22.05
Ore grade milled – Silver (oz./ton)	12.50	10.87
Ore grade milled – Gold (oz./ton)	0.12	0.13
Ore grade milled – Lead (%)	3.28	4.28
Ore grade milled – Zinc (%)	9.38	11.21
Silver produced (oz.)	1,697,584	1,601,655
Gold produced (oz.)	14,430	16,862
Lead produced (tons)	4,711	6,680
Zinc produced (tons)	15,526	19,681
Total cash cost per ounce of silver produced (1)	$(0.73)	$(6.47)
Capital additions (in thousands)	$4,860	$1,696
LUCKY FRIDAY UNIT
Tons of ore processed	88,760	92,041
Mining cost per ton	$58.51	$53.07
Milling cost per ton	$15.40	$14.47
Ore grade milled – Silver (oz./ton)	9.27	10.30
Ore grade milled – Lead (%)	6.08	6.45
Ore grade milled – Zinc (%)	2.85	3.15
Silver produced (oz.)	756,824	882,079
Lead produced (tons)	4,944	5,501
Zinc produced (tons)	2,155	2,531
Total cash cost per ounce of silver produced (1)	$4.99	$3.21
Capital additions (in thousands)	$14,410	$6,481

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)

	First Quarter Ended
	Mar. 31, 2011	Mar. 31, 2010
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$2,530	$(7,532)
Divided by silver ounces produced	2,455	2,484
Total cash cost per ounce produced	$1.03	$(3.03)
Reconciliation to GAAP:
Total cash costs	$2,530	$(7,532)
Depreciation, depletion and amortization	12,262	16,069
Treatment costs	(24,236)	(24,918)
By-product credits	64,511	69,395
Change in product inventory	1,533	(458)
Reclamation, severance and other costs	191	(217)
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$56,791	$52,339

GREENS CREEK UNIT
Total cash costs	$(1,245)	$(10,366)
Divided by silver ounces produced	1,698	1,602
Total cash cost per ounce produced	$(0.73)	$(6.47)
Reconciliation to GAAP:
Total cash costs	(1,245)	(10,366)
Depreciation, depletion and amortization	10,680	14,080
Treatment costs	(19,116)	(19,939)
By-product credits	50,063	55,926
Change in product inventory	1,858	(334)
Reclamation, severance and other costs	167	(224)
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$42,407	$39,143

LUCKY FRIDAY UNIT
Total cash costs	$3,775	$2,834
Divided by silver ounces produced	757	882
Total cash cost per ounce produced	$4.99	$3.21
Reconciliation to GAAP:
Total cash costs	3,775	2,834
Depreciation, depletion and amortization	1,582	1,989
Treatment costs	(5,120)	(4,979)
By-product credits	14,448	13,469
Change in product inventory	(325)	(124)
Reclamation and other costs	24	7
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$14,384	$13,196

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

HECLA MINING COMPANY
Reconciliation of Net Income Applicable to Common Shareholders (GAAP) to EBITDA (1)
(dollars in thousands, except per share amounts – unaudited)

	Three Months Ended March 31,
	2011	2010
Net income (GAAP)	$43,357	$21,844
Adjusting items:
Interest expense, net	459	627
Income tax provision (benefit)	23,496	(6,229)
Depreciation, depletion and amortization	12,262	16,069
Gain on sale of investments	(611)	(588)
Loss on derivative contracts	2,034	—

EBITDA	$80,997	$31,723

(1) Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for net income prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA excludes the impacts of interest expense (net of interest income), income tax provision or benefit, depreciation, depletion and amortization of property, plants, equipment, and mineral interests, gain on sale of investments, and loss on derivative contracts. Management believes that EBITDA is an important indicator of our operations because it excludes items that may not be indicative of our core operating results, and provides a baseline for evaluating our underlying performance.

HECLA MINING COMPANY
Reconciliation of Forecast Cash Costs per Ounce to Forecast Generally Accepted Accounting Principles (GAAP)(1)
(dollars in thousands, except per share amounts – unaudited)

For the Year 2011
Total cash costs	$0
Divided by silver ounces produced	9,000
Total cash cost per ounce produced	$0.00
Reconciliation to GAAP:
Total cash costs	$0
Depreciation, depletion and amortization	55,904
Treatment costs	(72,159)
By-product credits	241,639
Change in product inventory	4,529
Reclamation costs	2,546
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$232,459

(1) Forecast cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
Mélanie Hennessey, 604-694-7729
Vice President – Investor Relations
Direct Main: 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com